APPALOOSA MANAGEMENT L.P.
                                 26 Main Street
                            Chatham, New Jersey 07928

                                                               December 10, 2007

A-D Acquisition Holdings, LLC
c/o Appaloosa Management L.P.
26 Main Street
Chatham, New Jersey, 07928
Attention: Jim Bolin

Delphi Corporation
5725 Delphi Drive
Troy, Michigan 48098

Ladies and Gentlemen:

          Reference is made to that certain Equity Purchase and Commitment Agreement, as amended by that certain Second Restated First Amendment to such Equity Purchase and Commitment Agreement, dated as of December 10, 2007 (as from time to time amended, restated, amended and restated, modified or supplemented in accordance with the terms thereof, the "Agreement"), by and among A-D Acquisition Holdings, LLC, a limited liability company formed under the laws of the State of Delaware (the "Investor"), Harbinger Del-Auto Investment Company, Ltd., an exempted company formed under the laws of the Cayman Islands, Merrill Lynch, Pierce Fenner & Smith Incorporated, a Delaware corporation, UBS Securities LLC, a limited liability company formed under the laws of the State of Delaware, Goldman Sachs & Co., a New York limited partnership, and Pardus DPH Holding LLC, a limited liability company formed under the laws of the State of Delaware, on the one hand, and Delphi Corporation, a Delaware corporation (as a debtor-in-possession and a reorganized debtor, as applicable, the "Company"), on the other hand. Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

          This letter will confirm the commitment of Appaloosa Management L.P. ("AMLP"), on behalf of one or more of its affiliated funds or managed accounts to be designated, to provide or cause to be provided funds (the "Funds") to the Investor in an amount up to $1,076,394,180.91, subject to the terms and conditions set forth herein. If (i) a Limited Termination has occurred, (ii) the Agreement has not been terminated by the Investor in accordance with its terms within ten (10) Business Days of the occurrence of such Limited Termination, and
(iii) the Investor becomes obligated in accordance with Section 2(b) of the Agreement to purchase the Available Investor Shares as a result of such Limited Termination (an "Escalation Trigger"), the maximum amount of Funds referred to in the immediately preceding sentence shall be increased as follows: (i) by $166,866,749.19 if an Escalation Trigger arises as a result of a Limited Termination by Merrill Lynch, Pierce, Fenner & Smith Incorporated; (ii) by $166,866,749.19 if an Escalation Trigger arises as a result of a Limited Termination by UBS Securities LLC; (iii) by $397,225,891.24 if an Escalation Trigger arises as a result of a Limited Termination by
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A-D Acquisition Holdings, LLC
Delphi Corporation
December 10, 2007
Page 2

Harbinger Del-Auto Investments Company, Ltd.; (iv) by $399,999,945.75 if an Escalation Trigger arises as a result of a Limited Termination by Goldman Sachs & Co.; and (v) by $342,655,959.96 if an Escalation Trigger arises as a result of a Limited Termination by Pardus DPH Holding LLC. The Funds to be provided by or on behalf of AMLP to the Investor will be used to provide the financing for the Investor (i) to purchase the Investor Shares pursuant to the Agreement (the "Purchase Obligation") and (ii) to satisfy the Investor's other obligations under the Agreement, if any; provided, however, that the aggregate liability of AMLP under the immediately preceding clauses (i) and (ii) shall under no circumstances exceed the Cap (as defined below). AMLP shall not be liable to fund to the Investor any amounts hereunder (other than to fund the Purchase Obligation), unless and until, any party to the Agreement, other than the Company, commits a willful breach of the Agreement. For purposes of this letter agreement, the "Cap" shall mean (i) at all times on or prior to the Subsequent Approval Date, $100,000,000 and (ii) after the Subsequent Approval Date, $250,000,000. Our commitment to fund the Investor's Purchase Obligation is subject to the satisfaction, or waiver in writing by AMLP and the Investor, of all of the conditions, if any, to the Investor's obligations at such time contained in the Agreement.

          Notwithstanding any other term or condition of this letter agreement,
(i) under no circumstances shall the liability of AMLP hereunder or for breach of this letter agreement exceed, in the aggregate, the Cap for any reason, (ii) under no circumstances shall AMLP be liable for punitive damages and (iii) the liability of AMLP shall be limited to monetary damages only. There is no express or implied intention to benefit any person or entity not party hereto and nothing contained in this letter agreement is intended, nor shall anything herein be construed, to confer any rights, legal or equitable, in any person or entity other than the Investor and the Company. Subject to the terms and conditions of this letter agreement, the Company shall have the right to assert its rights hereunder directly against AMLP.

          The terms and conditions of this letter agreement may be amended, modified or terminated only in a writing signed by all of the parties hereto. AMLP's obligations hereunder may not be assigned, except its obligations to provide the Funds may be assigned to one or more of its affiliated funds or managed accounts affiliated with AMLP, provided that such assignment will not relieve AMLP of its obligations under this letter agreement.

          This commitment will be effective upon the Investor's acceptance of the terms and conditions of this letter agreement (by signing below) and the execution of the Agreement by the Company and will expire on the earliest to occur of (i) the closing of the transactions contemplated by the Agreement, and
(ii) termination of the Agreement in accordance with its terms; provided, however, that in the event that the Agreement is terminated, AMLP's obligations hereunder to provide funds to the Investor to fund the Investor's obligations under the Agreement on account of any willful breach of the Agreement for which the Investor would be liable shall survive; provided, further, that the Company shall provide AMLP with written notice within 90 days after the termination of the Agreement of any claim that a willful breach of the Agreement has occurred for which the Investor would be liable and if the Company fails to
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A-D Acquisition Holdings, LLC
Delphi Corporation
December 10, 2007
Page 3

timely provide such notice then all of AMLP's obligations hereunder shall terminate, this letter agreement shall expire and any claims hereunder shall forever be barred. Upon the termination or expiration of this letter agreement, all rights and obligations of the parties hereunder shall terminate and there shall be no liability on the part of any party hereto.

          AMLP hereby represents and warrants as follows:

          (a) AMLP is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

          (b) AMLP has the requisite limited partnership power and authority to enter into, execute and deliver this letter agreement and to perform its obligations hereunder and all necessary action required for the due authorization, execution, delivery and performance by it of this letter agreement has been taken.

          (c) This letter agreement has been duly and validly executed and delivered by AMLP and constitutes its valid and binding obligation, enforceable against it in accordance with its terms.

          (d) AMLP has, and will have on the Closing Date, available funding necessary to provide the Funds in accordance with this letter agreement.

          No director, officer, employee, partner, member or direct or indirect holder of any equity interests or securities of AMLP, or any of its affiliated funds or managed accounts, and no director, officer, employee, partner or member of any such persons other than any general partner (collectively, the "Party Affiliates") shall have any liability or obligation of any nature whatsoever in connection with or under this letter or the transactions contemplated hereby, and each party hereto hereby waives and releases all claims against such Party Affiliates related to such liability or obligation.

          This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York (without giving effect to the conflict of laws principles thereof). AMLP, THE INVESTOR AND THE COMPANY HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF, AND VENUE IN, THE UNITED STATES BANKRUPTCY COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND WAIVE ANY OBJECTION BASED ON FORUM NON CONVENIENS.

          The parties hereto acknowledge and agree that the commitment letter of AMLP in favor of the Investor and the Company, dated August 3, 2007, has been terminated and is of no further force and effect and that AMLP shall have no further liability or obligation under such commitment letter.
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A-D Acquisition Holdings, LLC
Delphi Corporation
December 10, 2007
Page 2

          This letter agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and same instrument.

                                     * * * *

                                                       Sincerely,


                                                       APPALOOSA MANAGEMENT L.P.


                                                       By:  /s/ James E. Bolin
                                                           ---------------------
                                                       Name:
                                                       Title:

Agreed to and accepted as of the date first above written:

A-D ACQUISITION HOLDINGS, LLC


By:  /s/ James E. Bolin
    ------------------------
Name:
Title:

DELPHI CORPORATION


By: /s/ John D. Sheehan
    ------------------------
Name:  John D. Sheehan
Title: VP & CRO